                                                                Exhibit 99.305



DUC CALCULATIONS

DEFINITION OF PROBLEM
The right on the paths (branch groups) that are congested are allocated to the SCs based on the value that the SC assigns to the path. Each SC specify the path's worth implicitly through the adjustment bids which are submitted across the path. However, it is not necessary nor always possible for a SC to submit adjustment bid for all its schedules.

When congestion occurs on a path, the path's congestion is removed by adjusting the schedule of the SC(s) that have assigned lower value on the path. If the congestion is removed by modifying the schedules within the adjustment curves submitted by the SCs, then the usage charge of the congested path is set to the value that the marginal SC had specified for the path. However, if there are not sufficient adjustment curves or not sufficient range in the adjustment curves, then the path congestion could not be resolved. In order to ensure that the path congestion can always be removed, default adjustment curves are created for the schedules that do not have any adjustment curve and default segments are added to extend the adjustment curves that are submitted by the SCs. In this document, the default adjustment curves and default extension segments are referred to as non-economical region.

The default prices (priority) assigned to the non-economical region can be grouped into two categories, i) Incremental segment; ii) Decremental segment. Different priority level could be assigned to the default segments and depending on the schedule several default segments can be added to a schedule. For example, a generator which is scheduled at 100 MW with no adjustment curve in the hour-ahead market and which has the physical limit of (0,300) MW and the final day ahead schedule of 200 MW will have the following default adjustment curve :

(0 MW, -4000.0 $/MWh) (100 MW, -4000.0 $/MWh)
(100 MW, 600.0 $/MWh) (200 MW, 600.0 $/MWh)
(200 MW, 4000.0 $/MWh) (300 MW, 4000.0 $/MWh)
(300 MW, 30,000 $/MWH) (10000 MW, 30,000 $/MWh)

After the current optimization process, if the schedule is moved to the non-economical region, then a process has to be put in place to reduce the penalty prices assigned to the default segments as much as possible without effecting the optimality of the primal solution (i.e. final schedules), i.e. the current optimization process should be used to obtain the schedules and the second process should be used to determine the transmission prices. In determining the transmission prices, the second process should also have the capability of adding a sur-charge to the transmission price, and limiting the transmission price with a lower and upper bound.

The problem can be summarized as follows, in case of non-economical dispatch, the transmission usage charge for the paths which were impacted by the non-economical dispatch should be set to a value greater than or equal to the last economical value given to the path and this charge should be set such that it is consistent with the marginal-cost-based pricing of energy and transmission capacity.